Exhibit 99.1
Registered No. 3203996
Morgans Hotel Group Europe Limited
Annual report
For the year ended 31 December 2007

Morgans Hotel Group Europe Limited
Annual report
for the year ended 31 December 2007

Pages

Directors and advisers	1

Independent auditors’ report	2

Consolidated Profit and loss account	3

Consolidated Balance sheet	4 - 5

Consolidated Cash flow Statement	6

Notes to the financial statements	7 - 19

Morgans Hotel Group Europe Limited
Directors and advisers
Directors
R Bloom
J Quicksilver
F Kleisner
D Smail
Secretary and registered office
Bibi Ali
MacFarlanes
10 Norwich Street
London EC4A 1BD
Solicitors
MacFarlanes
10 Norwich Street
London EC4A 1BD
Registered auditors
BDO Stoy Hayward LLP
55 Baker Street
London W1U 7EU
Bankers
National Westminster Bank PLC
135 Bishopsgate
London EC2M 3UR

Independent auditors’ report to the members of Morgans Hotel Group Europe Limited
Report of the Independent Registered Public Accounting Firm To the Board of Directors of Morgans Hotel Group Europe Limited
We have audited the financial statements of Morgans Hotel Group Europe Limited which comprise the consolidated balance sheet as of December 31, 2007 and December 31, 2006 and the related consolidated profit and loss account, cash flow statement and related notes for the year ended December 31, 2007 and December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Morgans Hotel Group Europe Limited as at December 31, 2007 and December 31, 2006, and the results of its operations and its cash flows for the year ended December 31, 2007 and December 31, 2006 in conformity with generally accepted accounting principles in the United Kingdom. Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in note 24 to the financial statements.

BDO Stoy Hayward LLP
Chartered Accountants and Registered Auditors
London, UK
March 12, 2008

Morgans Hotel Group Europe Limited
Consolidated profit and loss account
for the year ended 31 December 2007

				(Unaudited)
	Notes	2007	2006	2005
		£000	£000	£000

Turnover		31,967	30,118	26,206
Cost of sales		(7,909)	(7,560)	(7,084)

Gross profit		24,058	22,558	19,122

Administrative expenses		(13,240)	(13,988)	(14,441)

Operating profit	3	10,818	8,570	4,681

Interest receivable		705	397	218
Interest payable and similar charges	4	7,043	6,721	(7,932)
Exceptional Interest Charge	5	—	—	(3,357)

Net interest payable		(6,338)	(6,324)	(11,071)

Profit on ordinary activities before taxation		4,480	2,246	(6,390)

Tax on profit on ordinary activities	6	(412)	—	—

Profit for the financial year		4,068	2,246	(6,390)

All income and expenditure arises from continuing operations.
The group has no recognised gains or losses other than the profit for the year.
The historical cost profit and reported profit are the same.

Morgans Hotel Group Europe Limited
Consolidated balance sheet
At 31 December 2007

	Notes	2007	2007	2006	2006
		£000	£000	£000	£000

Fixed assets
Tangible assets	8		102,898		101,828

Current assets
Stock	9	222		209
Debtors	11	2,254		2,769
Cash at bank and in hand		15,019		12,265

		17,495		15,243

Creditors: amounts falling due within one year	12	(5,793)		(4,795)

Net current assets			11,702		10,448

Total assets less current liabilities			114,600		112,276

Creditors: amounts falling due after more than one year	13		(101,636)		(103,380)

Net assets			12,964		8,896

Capital and reserves
Called up share capital	15		5,000		5,000
Share premium account	16		10,000		10,000
Other capital reserve	16		9,460		9,460
Profit and loss account	16		(11,496)		(15,564)

Shareholders funds	18		12,964		8,896

The financial statements on pages 6 to 22 were approved by the board of directors and authorised for issue on March 12, 2008.
F Kleisner
Director

Morgans Hotel Group Europe Limited
Company balance sheet
At 31 December 2007

	Notes	2007	2007	2006	2006
		£000	£000	£000	£000

Fixed assets
Investment in subsidiary	10		35,000		35,000

Current assets
Debtors	11	400		400
Cash at bank and in hand		5		5

		405		405

Creditors: amounts falling due within one year	12	(12,634)		(12,634)

Net current liabilities			(12,229)		(12,229)

Net assets			22,771		22,771

Capital and reserves
Called up share capital	15		5,000		5,000
Share premium account	17		10,000		10,000
Other capital reserve	17		9,460		9,460
Profit and loss account	17		(1,689)		(1,689)

Shareholders funds	18		22,771		22,771

Morgans Hotel Group Europe Limited
Consolidated cash flow statement
for the year ended 31 December 2007

				(Unaudited)
	Notes	2007	2006	2005
		£000	£000	£000

Net cash inflow from operating activities	21	14,198	12,067	7,036

Returns on investments and servicing of finance	22	(6,338)	(6,324)	(11,514)

Capital expenditure	22	(3,507)	(671)	(1,536)

Net Cash inflow before taxation and financing		4,353	5,072	(6,014)

Taxation		(99)	—	-

Management of liquid resources		—	—	4,230

Financing	22	(1,500)	(1,250)	9,829

Increase in cash and cash equivalents		2,754	3,822	8,045

Reconciliation of net debt
for the year ended 31 December 2007

				(Unaudited)
	Notes	2007	2006	2005
		£000	£000	£000

Increase in cash in the year		2,754	3,822	8,045
Net cash outflow/(inflow) from decrease / (increase) in debt	23	1,500	1,242	(9,829)
Non cash movements	23	(339)	(339)	518

Movements in net debt in the year		3,915	4,725	(1,266)
Net debt at the start of the year		(92,615)	(97,340)	(96,074)

Net debt at the end of the year	23	(88,700)	(92,615)	(97,340)

Morgans Hotel Group Europe Limited
Notes to the financial statements
for the year ended 31 December 2007
1.	Principal accounting policies
The consolidated financial statements have been prepared under the historical cost convention and in accordance with applicable Accounting Standards in the United Kingdom. A summary of the more important accounting policies is set out below.
Basis of consolidation
The consolidated financial statements include financial statements of the company and its subsidiary undertaking made up to 31 December 2007.
Investments
Investments are stated at cost or cost less provision where there is a permanent diminution in value.
Fixed assets and depreciation
Tangible fixed assets are stated at cost less depreciation and any provision for impairment. Assets are depreciated to their residual values on a straight line basis over their estimated useful lives as follows:

Freehold buildings	50 years
(Included in Freehold Buildings are assets for building surface finishes which are depreciated over 25-38 years)
Building surface finishes	25-38 years
Plant and machinery	15 years
Fixtures, fittings and equipment	5-10 years
No depreciation is provided on freehold land. No residual values are ascribed to building surface finishes.
Interest paid on fixed assets purchases is capitalised up until the time the asset is available for use.
Foreign currency transactions
Translations into sterling are made at the average of rates ruling throughout the period for profit and loss items and at the rate ruling at 31 December 2007 for assets and liabilities. Exchange differences arising in the ordinary course of trading are included in the profit and loss account.
Deferred taxation
Deferred taxation is provided in respect of all timing differences that have originated but not reversed at the balance sheet date, where transactions or events have occurred which result in an obligation to pay more or less tax in the future.
Deferred tax is measured at the average tax rates which apply in the period in which the timing differences are expected to reverse. Deferred tax is measured on a non-discounted basis.
Deferred tax assets are regarded as recoverable and therefore recognised only when, on the basis of all available evidence, it is more likely than not that there will be adequate future taxable profits against which to recover carried forward tax losses.

Morgans Hotel Group Europe Limited
Finance costs
Finance costs are included within the carrying value of the loan and are amortised over the term of the loan.
Stocks
Stocks are stated at the lower of cost and net realisable value.
Turnover
Turnover represents the amounts (excluding value added tax) derived from the provision of goods and services to customers. Turnover arises wholly in the United Kingdom.
Pension scheme
The group operates a defined contribution pension scheme. Contributions are charged to the profit and loss account in the period in which they are incurred.
2.	Staff numbers and costs

			(Unaudited)
	2007	2006	2005
	Number	Number	Number

The average number of employees in the year was:
Hotel operating staff	151	141	150
Management/administration	33	31	30
Sales and marketing	14	11	12
Maintenance	18	20	21

Total	216	203	213

The aggregate payroll costs for these persons were as follows:

			(Unaudited)
	2007	2006	2005
	£000	£000	£000

Wages and salaries	6,303	5,730	5,476
Social security costs	497	444	407
Pension costs	70	44	47

	6,870	6,218	5,930

None of the directors received any remuneration during the year (2006: Nil).
Funded defined contribution scheme for employees (group scheme)
Pension costs of £70,000 (2006: £44,000) were charged to the profit and loss account of which £nil (2006: nil) was outstanding at the balance sheet date.
The pension scheme is held with Standard Life and is administered by Origen.

Morgans Hotel Group Europe Limited
3.	Operating profit
This is arrived at after charging:

			(Unaudited)
	2007	2006	2005
	£000	£000	£'000

Auditors remuneration:
Group	54	50	63
Company	10	10	13
Non audit Group (Tax compliance)	—	—	182

Depreciation of tangible fixed assets	2,437	2,778	3,267
Loss on disposal of fixed assets	—	274	—

4.	Interest payable and similar charges

			(Unaudited)
	2007	2006	2005
	£000	£000	£'000

Amounts payable on bank loans and overdrafts	6,658	6,721	7,220
Finance charges	385	—	712

	7,043	6,721	7,932

5.	Exceptional Interest Charge
During 2005 Morgans Hotel Group Europe undertook a review of their debt structure. In November 2005 Management took advantage of the improvement in the Company’s business performance and a favourable capital market and secured new financing at more competitive rates providing a strong, stable financial base from which to operate in the future. Costs of £3,357,000 were incurred in cancelling the previous loan financing in the 2005 financial statements.

Morgans Hotel Group Europe Limited
6.	Taxation
(a) Analysis of charge in the year

			(Unaudited)
	2007	2006	2005
	£000	£000	£000

United Kingdom corporation tax at 30%	200	—	—
Adjustments in respect of prior years	212	—	—

Total tax charge (note 6 (b))	412	—	—

Deferred taxation (note 14)	—	—	—

Tax on profit on ordinary activities	412	—	—

There is no movement on the deferred tax asset from 2006.
(b) Factors affecting tax charge for the year

			(Unaudited)
	2007	2006	2005
	£000	£000	£'000

Profit on ordinary activities before tax	4,480	2,246	(6,390)

Profit on ordinary activities multiplied by standard rate of corporation tax in the UK of 30% (2006 : 30%)	1,343	674	(1,917)

Effects of:
Expenses not deductible for tax purposes	62	171	194
Capital allowances in excess of depreciation	(552)	695	739
Tax losses	(653)	(1,540)	984
Adjustment in respect of prior years	212	—	—

Tax charge for the period	412	—	—

7.	Profit for the financial year
The company has taken advantage of the exemption allowed under section 230 of the Companies Act 1985 and has not presented it’s own profit & loss account, in these financial statements. The profit for the year is £Nil (2006:Profit £Nil, 2005:Loss £712,000)

Morgans Hotel Group Europe Limited
8.	Fixed assets — Group

			Fixtures,
	Land and	Plant and	fittings and
	buildings	machinery	equipment	Total
	£000	£000	£000	£000
Cost
At 1 January 2007	100,584	8,290	11,607	120,481
Additions	1,434	136	1,937	3,507
Disposal	—	—	—	—

At 31 December 2007	102,018	8,426	13,544	123,988

Depreciation
At 1 January 2007	6,899	3,711	8,043	18,653
Charge for the year	923	575	939	2,437
Disposals	—	—	—	—

At 31 December 2007	7,822	4,286	8,982	21,090

Net book value
At 31 December 2007	94,196	4,140	4,562	102,898

At 31 December 2006	93,685	4,579	3,564	101,828

Included in total net book value of land and buildings is £41,091,000 (2006: £41,955,000) of long leasehold property and £4,193,000 (2006: £4,219,000) of capitalised interest (net of accumulated depreciation).
All tangible fixed assets of the group are held by the subsidiary undertaking, Morgans Hotel Group London Limited.

Morgans Hotel Group Europe Limited
9.	Stock

	Group	Group
	2007	2006
	£000	£000

Consumables	222	209

10.	Investment in subsidiary company

	Company	Company
	£000	£000

At 1 January 2007 and 31 December 2007	35,000	35,000

The company owns 100% of the ordinary shares of Morgans Hotel Group London Limited, a company incorporated in England and Wales, whose principal activity is the operation of two Morgans Hotel Group hotels in London.
11.	Debtors: amounts due within one year

	Group	Company	Group	Company
	2007	2007	2006	2006
	£000	£000	£000	£000

Trade debtors	1,072	—	1,471	—
Amounts due from related parties	418	400	857	400
Prepayments and accrued income	764	—	441	—

	2,254	400	2,769	400

12.	Creditors: amounts falling within one year

	Group	Company	Group	Company
	2007	2007	2006	2006
	£000	£000	£000	£000

Bank loans	2,083	—	1,500	—
Trade creditors	596	—	356	—
Amounts due to group undertakings and related parties	605	12,634	520	12,634
Taxation and social security	559	—	675	—
Accruals and deferred income	1,638	—	1,744	—
Corporation Tax	312	—	—	—

	5,793	12,634	4,795	12,634

13.	Creditors: amount falling due after more than one year

	Group	Group
	2007	2006
	£000	£000

Bank loans net of unamortised costs	101,636	103,380

	101,636	103,380

Morgans Hotel Group Europe Limited
Bank loans are repayable as follows:

	2007	2006
	£000	£000

In one year or less, or on demand	2,083	1,500
In more than one year, but not more than two years	2,200	2,083
In more than two years, but not more than five years	99,436	101,297

	103,719	104,880

Bank loans are as follows:

	2007	2006
	£000	£000

Sterling bank loans: 6.280%	103,719	104,880

	103,719	104,880

Bank loans are repayable in monthly instalments, are denominated in sterling and bear interest at a fixed rate as noted above.
The bank loan is secured by way of a first ranking legal charge over the properties including fixtures, fittings and property management agreements, and an assignment over all revenues due from operation of the properties.
14.	Deferred taxation

	2007	2006
	£000	£000

Accelerated capital allowances	(6,182)	—
Short term timing differences	19	107
Losses	6,163	3,005
Valuation allowance	—	(3,112)

Total deferred tax asset	—	—

In 2007 a retrospective capital allowances claim was agreed with the HMRC, this has resulted in a reduction in the tax written down value of the assets and therefore a provision for accelerated capital allowances has been recognised in the 2007 Financial Statements.

Morgans Hotel Group Europe Limited
15.	Called up share capital

	31 December	31 December
	2007	2006
	£000	£000
Authorised
1,000 ordinary shares of £1 each	1	1
2,499,999 A ordinary shares of £1 each	2,500	2,500
2,499,999 B ordinary shares of £1 each	2,500	2,500
2 preferred non-voting ordinary shares of £1 each	—	—

	5,001	5,001

Allotted, called up and fully paid
2 ordinary shares of £1 each	—	—
2,499,999 A ordinary shares of £1 each	2,500	2,500
2,499,999 B ordinary shares of £1 each	2,500	2,500
1 preferred non-voting ordinary shares of £1 each	—	—

	5,000	5,000

Both the A and B ordinary shares carry equal voting rights, equal rights to dividends and equal rights on winding up and rank pari passu with each other. The preferred ordinary shares carry non-voting rights and rank pari passu with the A and B ordinary shares.
16.	Reserves — group

	Share	Other capital	Profit and
	premium	Reserve	loss account
	£000	£000	£000

At 1 January 2007	10,000	9,460	(15,564)
Profit for the financial year	—	—	4,068

At 31 December 2007	10,000	9,460	(11,496)

17.	Reserves — company

	Share	Other capital	Profit and
	Premium	Reserve	loss account
	£000	£000	£000

At 1 January 2007	10,000	9,460	(1,689)
Profit for the financial year	—	—	—

At 31 December 2007	10,000	9,460	(1,689)

Morgans Hotel Group Europe Limited
18.	Reconciliation of movements in shareholders’ funds

	Group	Company	Group	Company
	2007	2007	2006	2006
	£000	£000	£000	£000

Profit for the financial year	4,068	—	2,246	-

Net movement in shareholders’ funds	4,068	—	2,246	-
Opening shareholders funds	8,896	22,771	6,650	22,771

Closing shareholders funds	12,964	22,771	8,896	22,771

19.	Immediate and ultimate controlling parties
Up until 16th February 2007 Morgans Hotel Group Europe Limited was owned 50% by Burford Hotels Limited, whose ultimate holding company is Lehman Brothers Holdings Inc., a company incorporated in the state of Delaware in the USA.
The consolidated accounts of Lehman Brothers Holdings Inc are available to the public from 399, Park Avenue, New York, USA and from One Broadgate, London.
From the 16th February 2007 Morgans Hotel Group Europe Limited is owned 50% by Walton MG Hotels Investors V, LLC, an affiliate of Walton Street Capital LLC., a company incorporated in the state of Delaware in the USA.
The other 50% is owned by Royalton Europe Holdings LLC, a wholly owned subsidiary of Morgans Hotel Group Co, a company incorporated in the USA, whose principal place of business is 475 10th Avenue New York, NY 10018 USA.
20.	Related party transactions
Morgans Hotel Group UK Management Limited
Morgans Hotel Group UK Management Limited is 100% owned by Morgans Hotel Group Co.
Morgans Hotel Group UK Management Limited charge Morgans Hotel Group Europe Limited a management fee and staff costs relating to hotel management, which totalled £3,242,000 (2006: £2,865,000).
SC London Limited
SC London Limited is indirectly owned 50% by Morgans Hotel Group Co and 50% by Chodorow Ventures LLC.
SC London Limited pays rent and recharged expenditure to Morgans Hotel Group Europe Limited, which totalled £3,699,000 (2006: £3,729,000).

Morgans Hotel Group Europe Limited

Related party balances and transactions	2007	2006
	£000	£000

Debtors: amounts falling within one year
SC London Limited	—	345
Morgans Hotel Group Co	400	400
Other Morgans Hotel Group Co companies	18	112

	418	857

	2007	2006
	£000	£000

Creditors: amounts falling due within one year
Morgans Hotel Group UK Management Limited	306	318
SC London Limited	215	97
Other Morgans Hotel Group Co companies	84	105

	605	520

The directors confirm that there were no related party transactions other than those disclosed in these financial statements and that all transactions were undertaken on an arms length basis.
21.	Reconciliation of operating profit to net cash inflow from operating activities

			(Unaudited)
	2007	2006	2005
	£000	£000	£000
Operating profit	10,818	8,570	4,681
Depreciation and Amortisation	2,804	2,778	3,267
Loss on disposal of assets	—	274	—
(Increase) / Decrease in stock	(14)	(62)	62
(Increase) / Decrease in debtors	515	(431)	105
Increase / (Decrease) in creditors	75	938	(1,079)

Net cash inflow from operating activities	14,198	12,067	7,036

Morgans Hotel Group Europe Limited
22.	Analysis of cash flows

			Unaudited
	2007	2006	2005
	£000	£000	£000

Return on Investment and servicing of finance
Interest received	705	397	218
Interest on bank loan	(6,658)	(6,721)	(11,732)
Finance charges	(385)	—	—

	(6,338)	(6,324)	(11,514)

Capital expenditure
Purchase of tangible fixed assets	(3,507)	(671)	(1,536)

Management of liquid resources
Decrease/(Increase) in restricted cash	—	—	4,230

Financing
Repayment of bank loan	(1,500)	(1,250)	(92,750)
Drawn down of loan (see note 12)	—	—	107,456
Repayment of inter-company debt	—	—	(4,877)

	(1,500)	(1,250)	9,829

23.	Analysis of changes in net debt

			Other	At 31
	At 1 January		non-cash	December
	2007	Cash flows	movements	2007
	£000	£000	£000	£000

Cash at bank and in hand	12,265	2,754	—	15,019
Debt due within one year	(1,500)	1,500	(2,083)	(2,083)
Debt due after more than one year	(104,706)	—	2,083	(102,623)
Deferred finance costs	1,326		(339)	987

Net debt	(92,615)	4,254	(339)	(88,700)

Morgans Hotel Group Europe Limited
24.	Summary of differences between United Kingdom Generally Accepted Accounting Practice (“UK GAAP”) and United States Generally Accepted Accounting Principles (“US GAAP”)
The following table contains a summary of the material adjustments to profit for the financial year between UK GAAP and US GAAP:

				(Unaudited)
		Year Ended	Year Ended	Year Ended
		31 December	31 December	31 December
	Note	2007	2006	2005
		£000	£000	£000

Profit for the financial year as reported under UK GAAP		4,068	2,246	(6,390)
US GAAP adjustments:
Depreciation of tangible fixed assets	a	(864)	(988)	(988)
Financial instruments	b	(1,341)	2,454	—

Total US GAAP adjustments		(2,205)	1,466	(988)

Net income as reported under US GAAP		1,863	3,712	(7,378)

The following table contains a summary of the material adjustments to shareholders’ funds between UK GAAP and US GAAP:

				(Unaudited)
		Year Ended	Year Ended	Year Ended
		31 December	31 December	31 December
	Note	2007	2006	2005
		£000	£000	£000
Total shareholders’ funds as reported under UK GAAP		12,964	8,896	6,650
US GAAP adjustments
Depreciation of tangible fixed assets	a	(7,913)	(7,157)	(6,169)
Financial instruments	b	1,113	2,454	—

Total US GAAP adjustments		(6,800)	(4,703)	(6,169)

Shareholders’ funds under US GAAP		6,164	4,193	481

Morgans Hotel Group Europe Limited
A summary of the principal differences between United Kingdom Generally Accepted Accounting Practice and United States Generally Accepted Accounting Principles is set out below:
(a) Depreciation of tangible fixed assets
Under UK GAAP, the freehold buildings are depreciated on a straight line basis over 50 years to their residual values. Under US GAAP, the freehold building are depreciated on a straight line basis over 40 years and there is considered to be no residual value. The result of this is an accelerated depreciation charge under US GAAP.
(b) Financial instruments
Under US GAAP an entity recognises all of its derivative instruments as either assets or liabilities depending on the rights or obligations under the contracts. All derivative instruments are measured at fair value in accordance with Financial Accounting Standards Board Statement No. 133 “Accounting for Derivative Instruments and Hedging Contracts”. The equivalent UK GAAP is not required to be applied by the Company for the periods under audit. This adjustment reflects the impact of revaluing all the Company derivative financial instruments.
(c) Financial statement presentation
The balance sheet prepared in accordance with UK GAAP differs in certain respects from US GAAP. Under UK GAAP, current assets are netted against current liabilities in the balance sheet whereas US GAAP requires the separate presentation of total assets and total liabilities. UK GAAP requires assets to be presented in ascending order of their liquidity, whereas under US GAAP assets are presented in descending order of liquidity.
(d) Cash flow statement
The cash flow statement presented under UK GAAP has been presented in accordance with FRS1 (revised). “cash flow statements”. There are certain differences from UK GAAP to US GAAP with regard to the classification of items within the cash flow statement and with regard to the definition of cash and cash equivalents. In accordance with FRS1, cash flows are prepared separately for operating activities, returns on investment and servicing of finance, taxation, capital expenditure and financial investment, acquisitions and disposals, equity dividends paid, management of liquid resources and financing.
US GAAP, however, requires only three categories of cash flow activity to be reported. Under SFAS No. 95, “Statement of Cash Flows”, cash flows are classified under operating activities (including cash flows from taxation and returns on investment and servicing of finance), investing activities and financing activities.
A summary of the Company’s operating, investing and financing activities classified in accordance with US GAAP is presented below:

			(Unaudited)
	2007	2006	2005
	£000	£000	£000
Net cash provided by (used in) operating activities	7,761	5,743	(4,478)
Net cash (used in) investing activities	(3,507)	(671)	(1,536)
Net cash (used in) provided by financing activities	(1,500)	(1,250)	14,059

Net increase in cash and cash equivalents	2,754	3,822	8,045
Cash and cash equivalents at beginning of period	12,265	8,443	398

Cash and cash equivalents at end of period	15,019	12,265	8,443